EXHIBIT 99.1

For More Information Contact:

Media Relations:                            Investor Relations:
Jennifer Baier                                       Ria Marie Carlson
Ingram Micro Inc.                           Ingram Micro Inc.
(714) 382-2692                                       (714) 382-4400
jennifer.baier@ingrammicro.com              ria.carlson@ingrammicro.com

                     INGRAM MICRO REPORTS FOURTH QUARTER AND
                            FISCAL YEAR 2001 RESULTS

 Sequential improvements in operating performance drive results to high end of guidance range

     SANTA ANA, Calif., Feb. 14, 2002-- Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and supply chain management services, today announced financial results for the fourth quarter and fiscal year ended Dec. 29, 2001.

     Net sales were $6.14 billion versus $8.07 billion in the fourth quarter of last year. Net income before reorganization costs and special items for the fourth quarter was $14.4 million or $0.10 per share. Including reorganization costs and special items, which aggregate $14.1 million before taxes, net income was $5.7 million or $0.04 per share, compared with net income of $57.9 million or $0.39 per share in the year-ago period.

     The reorganization costs include $10.6 million primarily related to facility consolidations in Europe, as well as workforce reductions in the U.S., Europe and certain other international operations, which together are expected to result in annualized savings of approximately $10 million. Special items include a $3.5 million impaired asset charge for an investment in an Internet-related company.

     "Sales and net income (before reorganization costs and special items) hit the top of the guidance range we issued at the end of October," said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "Our emphasis on improving business processes and reducing costs is having a positive impact on the bottom line. Sales were up five percent sequentially, while net income (before reorganization costs and special items) nearly tripled during the same period. Our balance sheet continued to shine, with debt cut in half compared with last year and inventory turns at a record high for the fourth consecutive quarter."

Additional Fourth Quarter Highlights
------------------------------------
o Income from operations, before reorganization costs and special items, was $37.4 million - a sequential increase of 47 percent. For the fourth quarter of 2000, income from operations was $119.4 million.


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2/2/2 Ingram Micro Reports Fourth Quarter and Fiscal Year 2001 Results
----------------------------------------------------------------------
o Gross margin was 5.25 percent, within two basis points of the third quarter, compared with 5.46 percent for the fourth quarter of 2000.
o Operating expenses, at $285.0 million, were $36.4 million less than a year ago and relatively flat compared with the prior quarter, despite a five-percent sequential increase in sales.
o Inventory turns and days on hand were at record-breaking levels. Inventory turns hit 14.5, compared with 14.0 last quarter and 10.5 a year ago, while inventory days on hand were 25.5 versus 27.0 last quarter and 35.0 a year ago. At $1.62 billion, inventory was 44 percent lower than at the end of 2000.
o Total debt (including off-balance sheet debt of $222 million associated with accounts receivable financing programs) was $680 million versus $1.5 billion at year-end 2000 - a 53 percent reduction. The total debt-to-capitalization ratio was 27 percent.

     "I continue to be pleased with the company's ability to perform in a challenging environment," said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. "Although we entered the fourth quarter with mixed economic predictions about holiday buying patterns, we focused on profitable growth and delivered a sequential sales increase that was similar to the comparable period last year. We also held steady on expenses, which improved the expense ratio compared with the third quarter. As a result, net income before reorganization costs and special items jumped dramatically versus the prior quarter."

     Comparisons with the year-ago quarter were affected by the overall weak demand for technology products experienced throughout the world in 2001, according to Madden. Worldwide net sales were down 24 percent compared with the fourth quarter of last year. Sales in the U.S. were $2.95 billion, 48 percent of the worldwide total, a sequential decline of nine percent, or 37 percent less than a year ago. European sales climbed 31 percent sequentially to $2.0 billion (33 percent of the total), a decline of four percent in local currencies and five percent in U.S. dollars compared with a year ago. For geographic regions outside the United States and Europe, net sales were $1.19 billion (19 percent of the total), a decline of seven percent versus last year, but a sequential increase of 13 percent.

     Worldwide operating income before reorganization costs and special items, at $37.4 million, declined 69 percent versus the year-ago quarter, because of the soft economic environment, but increased 47 percent sequentially on five percent higher revenues due to steady cost control. Geographically, operating income before reorganization costs and special items was $30.4 million for the U.S., $4.5 million for Europe, and $2.5 million for the Canada, Latin America and Asia-Pacific regions combined.


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3/3/3 Ingram Micro Reports Fourth Quarter and Fiscal Year 2001 Results
----------------------------------------------------------------------
     Fourth quarter depreciation expense was $22.0 million and goodwill amortization was $5.1 million, resulting in earnings before interest, income tax, depreciation and amortization (EBITDA) of $64.5 million, excluding reorganization costs and special items, compared with $148.1 million a year ago.

Full-year Results
-----------------
     For the 52 weeks ended Dec. 29, 2001, net sales totaled $25.19 billion, a decline of 18 percent (17 percent before the adjustment of European exchange rates) versus fiscal year 2000. Full-year sales were $13.51 billion in the U.S. (54 percent of the worldwide total); $7.16 billion in Europe (28 percent of the total); and $4.52 billion in the other geographic regions (18 percent of the total). Gross margin for the year was 5.28 percent, a 21 basis point increase over the prior fiscal year. Income from operations before reorganization costs and special items was $157.2 million.

     Net income, excluding reorganization costs and special items, was $48.9 million or $0.32 per share for fiscal year 2001 compared with $154.4 million or $1.04 per share for 2000. Reorganization costs for 2001 were $41.4 million pre-tax, with expected annualized savings of $55 million to $70 million. Special items of $22.9 million pre-tax in 2001 included the write-off of capitalized software ($10.2 million), reserves for claims filed with one of the company's prior credit insurance companies ($9.2 million), and the impaired asset charge for an investment in an Internet-related company ($3.5 million). Including reorganization costs and special items, net income was $6.7 million or $0.04 per share in 2001 versus $226.2 million or $1.52 per share in 2000, which included gains from the sale of securities and from the repurchase of debentures ($71.7 million, net of tax).

     "2001 was a tough year for the entire IT industry," said Foster, "but the challenges we faced made Ingram Micro a much stronger, more competitive company. The slow economy did not interfere with our strategic initiatives, which will provide for powerful earnings leverage in the future. We made intelligent improvements to our cost structure and significantly enhanced working capital metrics. The new business opportunities we are cultivating in Asia, as well as in logistics and emerging technologies, will bring diversification and growth for years to come. I am optimistic about the future of this company."

Outlook for the First Quarter
-----------------------------
     The following statements are based on the company's current expectations and internal plan. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company's forecast for the first quarter ending March 30, 2002, sales are expected to range from $5.55 billion to $5.70 billion, with net income before any reorganization costs and special items ranging from $6.0 million to $12.0 million, or $0.04 to $0.08 per diluted share.


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4/4/4 Ingram Micro Reports Fourth Quarter and Fiscal Year 2001 Results
----------------------------------------------------------------------
     The company intends to adopt the provisions of the Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets," during the first quarter of 2002. In accordance with SFAS 142, goodwill will no longer be amortized. The company recorded goodwill amortization expense of $21.0 million in 2001 ($5.1 million in the fourth quarter of 2001), the elimination of which is reflected in the guidance issued for the first quarter of 2002. SFAS 142 also requires that upon adoption goodwill be reviewed for impairment. As a result, the company expects to record a non-cash charge for the cumulative effect of the change in accounting principles upon adoption of SFAS 142 of $260 million to $290 million in the first quarter of 2002.

Conference Call and Web-cast
----------------------------
     Additional information about Ingram Micro's financial results will be presented in a conference call today at 5 p.m. EST. To listen to the conference call via telephone, call (888) 455-0750 (toll-free within the United States and Canada) or (712) 271-3621 (other countries) and mention "Ingram Micro." An audio file of the conference call will also be available on the Investor Relations page of the Ingram Micro Web site, located at www.ingrammicro.com/corp. The replay of the conference call will be available for one week through the Web site or by calling (800) 678-3180 or (402) 220-3063 (outside the United States or Canada).

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995
------------------------------------------------------------------
     The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: intense competition in the U.S., Canada and internationally; the severe downturn in economic conditions (particularly purchases of technology products) may continue or worsen; future terrorist or military actions; continued pricing and margin pressures; failure to adjust costs in a timely fashion in response to a sudden decrease in demand; the potential for declines in inventory values and continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for Ingram Micro's products and services; unavailability of adequate capital; inability to manage future adverse industry trends; failure of information systems; significant credit loss resulting from significant credit exposure to reseller customers and negative trends in their businesses; interest rate and foreign currency fluctuations; adverse impact of governmental controls and actions and political or economic instability on foreign operations; changes in local, regional, and global economic conditions and practices; dependency on key individuals and inability to retain personnel; product supply shortages; the potential termination of a supply agreement with a major supplier; difficulties and risks associated with integrating operations and personnel in acquisitions; disruptions due to reorganization activities; rapid product improvement and technological change and resulting obsolescence risks; and dependency on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.


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5/5/5 Ingram Micro Reports Fourth Quarter and Fiscal Year 2001 Results
----------------------------------------------------------------------


About Ingram Micro Inc.

     Ingram Micro Inc. is the largest global wholesale provider of technology products and supply chain management services. The company operates in 36 countries with sales of more than $25 billion for the fiscal year 2001. Ingram Micro's global regions provide the distribution of technology products and services, marketing development and supply chain management services to more than 175,000 technology solution providers and 1,700 manufacturers. The company is focused on maximizing shareowner value and achieving customer satisfaction through innovation in the information technology supply chain. Visit www.ingrammicro.com/corp.

                                      # # #
                                      02-04

(C) 2002 Ingram Micro Inc. All rights reserved. Ingram Micro is a trademark used under license by Ingram Micro Inc.

     All other logos, brand names and product names are trademarks of their respective companies.

                                INGRAM MICRO INC.
--------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEET
                                (Dollars in 000s)
                                   (Unaudited)


                                                       December 29,        December 30,
                                                           2001                2000
                                                      -------------       -------------
ASSETS
    Current assets:
      Cash                                             $   273,059        $    150,560
      Investment in available-for-sale securities           24,031              52,897
      Accounts receivable, including retained
        interest in securitized receivables, net         2,297,957           2,352,672
      Inventories                                        1,623,628           2,919,117
      Other current assets                                 238,171             294,838
                                                      ------------        -------------
          Total current assets                           4,456,846           5,770,084

    Property and equipment, net                            303,833             350,829
    Goodwill, net                                          508,227             430,853
    Other                                                   33,101              57,216
                                                      ------------        -------------
      Total assets                                    $  5,302,007        $  6,608,982
                                                      ============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                $  2,607,145        $  3,725,080
      Accrued expenses                                     279,669             350,111
      Current maturities of long-term debt                 252,803              42,774
                                                      ------------        ------------
          Total current liabilities                      3,139,617           4,117,965

    Convertible debentures                                     405             220,035
        Revolving credit facilities and other
          long-term debt                                         -             282,809
    Senior subordinated notes                              204,899                   -
    Other                                                   89,788             113,781
                                                      ------------        ------------
      Total liabilities                                  3,434,709           4,734,590

    Stockholders' equity                                 1,867,298           1,874,392
                                                      ------------        ------------
      Total liabilities and stockholders' equity      $  5,302,007        $  6,608,982
                                                      ============        ============

                                INGRAM MICRO INC.
--------------------------------------------------------------------------------

                        CONSOLIDATED STATEMENT OF INCOME
                    (Dollars in 000s, except per share data)
                                   (Unaudited)


                                                          Thirteen Weeks Ended                  Fifty-two Weeks Ended
                                                     December 29,       December 30,       December 29,       December 30,
                                                         2001               2000               2001               2000
                                                     ------------       ------------       ------------       ------------
Net sales                                            $  6,142,751       $  8,065,088       $ 25,186,933       $ 30,715,149

Cost of sales                                           5,820,297          7,624,349         23,857,034         29,158,851
                                                     ------------       ------------       ------------       ------------

Gross profit                                              322,454            440,739          1,329,899          1,556,298

Selling, general and administrative expenses              285,032            321,383          1,172,665          1,202,861
                                                     ------------       ------------       ------------       ------------

Income from operations before reorganization
    costs and special items                                37,422            119,356            157,234            353,437

Reorganization costs and special items                     14,110                  -             64,304                  -
                                                     ------------       ------------       ------------       ------------

Income from operations                                     23,312            119,356             92,930            353,437

Interest and other expense (income)                        13,583             25,286             76,995            (9,072)
                                                     ------------       ------------       ------------       ------------

Income before income taxes and extraordinary items          9,729             94,070             15,935            362,509

Provision for income taxes                                  4,074             36,218              6,588            138,756
                                                     ------------       ------------       ------------       ------------

Income before extraordinary items                           5,655             57,852              9,347            223,753

Extraordinary gain (loss) on repurchase of
    debentures (net of $0, $1, $(1,634) and
    $1,469 in income taxes, respectively)                       -                  6             (2,610)             2,420
                                                     ------------       ------------       ------------       ------------

Net income                                           $      5,655       $     57,858       $      6,737       $    226,173
                                                     ============       ============       ============       ============

Diluted earnings per share                           $       0.04       $       0.39       $       0.04       $       1.52
                                                     ============       ============       ============       ============

Diluted weighted average shares outstanding           150,848,595        149,263,615        150,047,807        148,640,991
                                                     ============       ============       ============       ============